EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 12th day of December, 2005 by and between, Biolase Technology, Inc. (the “Company”) and Richard L. Harrison (“Executive”).

WHEREAS, the Company and Executive wish to enter into a formal employment contract which will govern the terms and conditions applicable to Executive’s employment with the Company and will provide certain severance benefits for Executive in exchange for the Executive’s agreement to abide by the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

PART ONE — TERMS AND CONDITIONS OF EMPLOYMENT

1. Duties and Responsibilities.

A. Executive shall serve as the Chief Financial Officer and Executive Vice President of the Company and shall in such capacity report directly to the Company’s President and Chief Executive Officer. As Chief Financial Officer, Executive shall have primary responsibility for Finance, Accounting, Information Technology and Human Resources functional areas.

B. Executive agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities while employed by the Company.

2. Period of Employment. Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing December 12, 2005 (“Date of Hire”), and continuing until this Agreement is terminated in accordance with the provisions of Paragraph 10. The period during which Executive’s employment continues in effect shall be referenced as the “Employment Period.”

3. Cash Compensation.

A. Executive shall be paid a base salary at the annual rate of not less than two hundred and thirty thousand dollars ($230,000) per annum (hereinafter “Base Salary”) during the Employment Period. Executive’s Base Salary shall be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees.

B. The Company shall deduct and withhold from the compensation payable to Executive, including but not limited to Executive’s Base Salary, any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Bonus. Executive shall be eligible to earn an annual target bonus of one hundred thousand dollars ($100,000) pursuant to the terms specified in this Paragraph 4 (the “Target Bonus”). Of the full Target Bonus, fifty thousand dollars ($50,000) shall be paid to Executive in quarterly installments of twelve thousand five hundred dollars ($12,500). Executive shall be eligible to earn the remaining fifty thousand dollars ($50,000) of the Target Bonus based on achievement of objective or subjective criteria established by the Company’s Board of Directors (the “Board”).

5. Equity Compensation. On the Date of Hire, the Company shall grant Executive a non-qualified option to purchase two hundred and fifty thousand (250,000) shares of the Company’s common stock (the “Option Shares”). The Option Shares shall be granted pursuant to the terms of the Company’s 2002 Stock Option Incentive Plan, as amended (the “Plan”).

A. Vesting of Option Shares. The Option Shares will be governed by a separate Stock Option Agreement and the Plan. The per share exercise price of the Option Shares will be equal to the per share fair market value of the common stock on the date of grant, as determined by the Board. The Option Shares shall vest over a three (3) year period so long as Executive provides continuous service to the Company in accordance with the Plan, with one third (1/3) of the Option Shares becoming vested upon Executive’s completion of twelve (12) months of continuous service measured from the Date of Hire and one eighth (1/8) of the remaining Option Shares vesting upon the Executive’s completion of each additional quarterly period of employment thereafter, measured from the first anniversary of the Date of Hire.

B. Accelerated Vesting of Option Shares. Upon a Change of Control, as defined in this Paragraph 5. B., each of Executive’s unvested Option Shares will become fully vested. “Change of Control” shall mean the (i) merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

6. Fringe Benefits.

A. Executive shall, throughout the Employment Period, be eligible to participate in any and all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other executive perquisites which are made available to the Company’s executives and for which Executive qualifies.

B. Executive shall earn and accrue vacation time during the Employment Period in an amount of no less than four (4) weeks of vacation annually, subject to periodic review by the Company. Executive may accrue a maximum of one and one half (1 1/2) times) the annual vacation entitlement. Once this maximum has been reached, all further accruals will cease. Vacation accruals will recommence after Executive has taken vacation and his accrued hours have dropped below the accrual maximum. Executive will not earn vacation during any unpaid leaves. Executive agrees that he shall take any accrued vacation he may have at such times as are mutually convenient to Executive and the Company (as determined by the

President and Chief Executive Office and/or the Board). Executive also agrees that he shall take any accrued vacation in whole-day increments to the extent practicable. If a recognized holiday falls during Executive’s vacation period, it will not be considered as a vacation day.

C. Executive shall be provided an automobile allowance of one thousand dollars ($1,000) per month to compensate Executive for any and all expenses associated with Executive’s maintenance, use, and insurance of an automobile for any Company business-related purpose.

D. During the Employment Period, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation.

7. Restrictive Covenants. During the Employment Period:

A. Executive shall devote Executive’s full time and energy solely and exclusively to the performance of Executive’s duties, except during periods of illness or vacation periods.

B. Executive shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Board in writing. However, Executive may continue to serve during the Employment Period as a non-employee member of the board of directors of any companies for which he so serves on the effective date of this Agreement and may join the board of directors of other companies in the future with the Board’s written consent.

C. Executive shall not render any services of any kind or character for Executive’s own account or for any other person, firm or entity without first obtaining the written consent of each of the Company’s Board members. However, Executive shall have the right to perform such incidental services as are necessary in connection with (i) Executive’s private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him, or (ii) Executive’s charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not interfere with the performance of Executive’s services.

8. Non-Competition. During any period for which Executive is receiving payments from the Company, either pursuant to Paragraphs 3 and 4 of this Part One or Paragraphs 11 and 12 of Part Two of this Agreement, Executive shall not directly or indirectly:

A. own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in a business competitive with the Company’s business; or

B. encourage or solicit, either directly or indirectly, and on behalf of himself and/or any other individual and/or third party, any of the Company’s employees to leave the Corporation’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees; or

C. solicit any client, either directly or indirectly, and on behalf of himself and/or any other individual and/or third party, of the Company (whose identity is, and/or about whom Executive has confidential information, which rises to the level of a “trade secret” within the meaning of the Uniform Trade Secrets Act (“UTSA”)) for purposes of inducing said client(s) to terminate its existing business relationship with the Company or interfere in any other manner with any existing business relationship between the Company and such client(s).

Executive acknowledges that monetary damages may not be sufficient to compensate the Corporation for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company under other provisions of this Agreement and/or at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

9. Proprietary Information.

A. As a condition to employment, Executive will execute the Company’s Confidential Information and Assignment of Inventions Agreement, a true and correct copy of which is attached to this Agreement as Exhibit A.

B. Executive’s obligations under this Paragraph 9 shall continue in effect after the termination of his employment with the Company, whatever the reason or reasons for such termination, and Executive acknowledges and agrees that the Company shall have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Paragraph 9.

10. Termination of Employment.

A. At Will Employment. Executive’s employment with the Company is at will and not for a specific term, and may be terminated by either the Company or Executive at any time, for any reason, with or without Cause, and without prior notice, except as otherwise provided in Paragraph 10. C. Any contrary representations, which may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer or director of the Company, as approved in a written resolution of the Board.

B. For purposes of this Agreement, termination for “Cause” shall mean the involuntary termination of the Executive’s employment for any of the following reasons:

(i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Board;

(ii) refusal to comply with reasonable directives of the President and Chief Executive Officer and/or the Board;

(iii) breach of Executive’s fiduciary duties to the Company, or Executive’s gross negligence, reckless or willful misconduct in the performance of Executive’s duties;

(iv) failure to perform, or neglect in the performance of, Executive’s duties;

(v) misconduct which has a materially adverse effect upon the Company’s business or reputation;

(vi) the conviction of, or plea of nolo contendre to, or an misdemeanor involving dishonesty or fraud;

(vii) any breach of any material term or provision of this Agreement (the obligations of Paragraphs 1, 7, 8 and 9, non-inclusive, are deemed to be material);

(viii) violation of Company policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment; or

(ix) Executive’s death.

An involuntary termination of Executive’s employment in any other circumstances or for any other reason will be a termination “Without Cause.”

C. For purposes of this Agreement, termination for “Good Reason” shall mean the resignation of employment by Executive within ninety (90) days following the occurrence of: (i) a change in Executive’s position with the Company which materially reduces his duties or level of responsibility; (ii) any requirement that Executive relocate (on a regular basis) his place of employment to an office outside of Orange County, California, provided such reduction, change or relocation is effected by the Company without his written consent. In order for Executive to resign for Good Reason, as defined herein, Executive must provide thirty (30) day’s advance written notice of such resignation to the Company. Further, Executive agrees that should the Company remedy the basis for such resignation prior to the expiration of such thirty (30) days notice period, then Executive may not resign for Good Reason.

D. Upon the termination of Executive’s employment for any reason during the Employment Period, Executive shall be paid all salary and unused vacation earned through the date of such termination.

PART TWO — SEVERANCE BENEFITS

11. Benefit Entitlement. Executive shall be entitled to receive the severance benefits specified in Paragraph 12 in the event the Company involuntarily terminates Executive’s employment other than for Cause or Executive resigns for Good Reason (providing the notice and allowing the Company to cure as provided in Paragraph 10. C.) and Executive properly executes, and does not revoke or attempt to revoke, a release of claims against the Company, its Board, its affiliates, and their employees and agents substantially in the form of Exhibit B (the “Release”). Under no circumstances shall any severance benefits be payable pursuant to this Part Two if Executive’s employment is terminated for Cause or Executive resigns for something other than Good Reason (as such term is defined in Paragraphs 10. B. and C., respectively).

12. Nature of Severance Benefits. The severance benefits payable to Executive under this Part Two shall consist of the following:

A. Lump Sum Payment Upon Execution of Release. Immediately upon execution of the Release, and provided the Executive does not exercise any right he may have to revoke the Release, Executive shall receive one lump sum payment of five thousand dollars ($5,000).

B. Salary Continuation. Executive shall receive salary continuation payments, at the monthly rate of Base Salary in effect for him under Paragraph 3. A. at the time of his involuntary termination Without Cause or his resignation for Good Reason, from the date Executive is terminated, or his resignation, for a period of no greater than 6 months. Such salary continuation payments shall be made in accordance with the Company’s standard payroll schedule and shall be subject to all applicable withholding requirements as set forth in Paragraph 3. B.

The benefits provided Executive under this Paragraph 12 are the only severance benefits to which Executive is entitled upon the termination of his employment with the Company, and no other benefits shall be provided to Executive by the Company pursuant to any other severance plan or program of the Company. Executive acknowledges and agrees that but for his execution of this Agreement, he would not be entitled to such benefits.

13. Cessation of Severance Benefits. In the event Executive breaches any of his obligations under Paragraphs 7, 8 or 9 of this Agreement, the obligation on the part of the Company to pay any remaining severance benefits shall immediately cease, and no further severance benefits under this Part Two shall become due and payable to Executive. However, assuming that Executive has executed the Release and not exercised any right to revoke the Release, Executive shall retain the lump sum payment referenced above in Paragraph 12. A. of this Agreement regardless of whether or not the obligation to provide Executive with any remaining severance benefits has ceased. The cessation of severance benefits to Executive, as set forth in this Paragraph 13, shall not negate or affect Executive’s release of all claims under the Release in any way or any other remedy available to the Company.

14. Death. Should Executive die before he receives the full amount of salary continuation payments to which he may become entitled under Part Two of this Agreement, then any remaining salary continuation payments will be made to the estate of the Executive.

PART THREE — MISCELLANEOUS PROVISIONS

15. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns.

16. General Creditor Status. The benefits to which Executive may become entitled under Part Two of this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, Executive’s right (or the right of the executors or administrators of Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

17. Notices.

A. Any and all notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

To the Company:

981 Calle Amanecer

San Clemente, California 92673

To Executive:

28698 Murrelet Drive

Laguna Niguel, Ca 92677

B. Any party may change its address for the purpose of receiving notices, demands and other communications by a written notice given in the described manner to the other party.

18. Governing Document. This Agreement constitutes the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an officer of the Company specifically authorized by the Board for such purpose. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

19. Governing Law. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

20. Arbitration. Any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement, or the breach or subject matter hereof, including, but not limited to, the granting, terms, vesting or exercisability of the Option Shares, shall be finally settled by arbitration held in Orange County, California. The arbitration will be held under the auspices of either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services, Inc. (“J•A•M•S”), with the designation of the sponsoring organization to be made by the party who did not initiate the claim. The arbitration shall be in accordance with the AAA’s then-current employment arbitration procedures (if AAA is designated) or the then-current J•A•M•S employment arbitration rules (if J•A•M•S is designated). The arbitrator shall be either a retired judge, or an attorney licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the applicable rules of civil procedure. The Arbitrator shall render a written award and opinion which reveals, however briefly, the essential findings and conclusions on which the award is based. The arbitration shall be final and binding upon the parties, except as otherwise provided for by the law applicable to review of arbitration decisions/awards. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. The Company will pay the Arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrator, and rental of a room to hold the arbitration hearing. However, if Executive is the party initiating the claim, Executive shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state which Executive is (or was last) employed by the Company. Each party shall pay for its, his or her, own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which entitles the prevailing party to attorneys’ fees and/or costs, or if there is a written agreement providing for fees and/or costs, the Arbitrator may award reasonable fees and/or costs to the prevailing party in accordance with such fee-shifting statute or agreement.

21. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies provided by this Agreement or may seek damages or specific performance in the event of another party’s breach or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

22. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

BIOLASE TECHNOLOGY, INC.

/s/ Robert E. Grant
By:	Robert E. Grant
Title:	President & CEO

RICHARD L. HARRISON

/s/ Richard L. Harrison